Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statements (Forms S-8, Nos. 333-162958, 333-139433, 333-132420 and 333-101848) on Form S-8 pertaining to the Seagate Technology plc Employee Stock Purchase Plan (as amended), the Seagate Technology plc 2004 Share Compensation Plan (as amended), the Seagate Technology plc 2001 Share Option Plan (as amended), the Maxtor Corporation Amended and Restated 1996 Stock Option Plan, the Maxtor Corporation 2005 Performance Incentive Plan and the Quantum Corporation Supplemental Stock Option Plan, of Seagate Technology public limited company of our reports dated August 19, 2009, with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K) for the fiscal year ended July 3, 2009, and the effectiveness of internal control over financial reporting of Seagate Technology, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Palo Alto, California

July 1, 2010